Greif Signs Definitive Agreement to Sell Timberlands to Molpus Woodlands Group for $462 Million

August 6, 2025

DELAWARE, Ohio, Aug. 6, 2025 (GLOBE NEWSWIRE) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today that it has entered into a definitive agreement with Molpus Woodlands Group, on behalf of clients, to sell its Soterra land management business for $462 million.

This transaction, which includes over 173,000 acres of timberlands across the Southeastern United States, follows Greif’s previously announced intent to divest the business as part of its strategic portfolio optimization. The deal is expected to close shortly before or after the Company’s fiscal year end, subject to customary closing conditions.

“The sale of the Soterra timberlands aligns with our strategy to focus our portfolio on opportunities where Greif can be an industry leader,” said Ole Rosgaard, President and Chief Executive Officer of Greif. “This transaction enhances our ability to invest in higher-margin, less cyclical markets, and positions Greif for further long-term success and value creation.”

“These timberlands seamlessly complement our existing portfolio, offering diverse, highly productive assets strategically located near robust timber markets with strong, competitive pricing,” said Terrell Winstead, President and CEO of Molpus. “With our long history of creating value for similar properties in these areas, we believe this opportunity fits well within our long-term investment strategy and sustainable forest management approach.”

Cash proceeds from the sale will be allocated to debt repayment.

Perella Weinberg served as exclusive adviser to Greif during the transaction

About Greif, Inc.
Greif is a global leader in industrial packaging products and services, pursuing its vision to be the best customer service company in the world. The company produces steel, plastic and fiber drums, intermediate bulk containers, reconditioned containers, jerrycans and other small plastics, containerboard, corrugated sheets and products, uncoated recycled paperboard, coated recycled paperboard, tubes and cores, and a diverse mix of specialty products. Greif also manufactures packaging accessories and provides other packaging services for a wide range of industries. In addition, the company manages timber properties in the southeastern United States. Greif has a workforce of over 14,000 colleagues spread across more than 250 facilities in 37 countries to serve global as well as regional customers.

Contact:
Bill D’Onofrio
Vice President, Corporate Development & Investor Relations
(614) 499-7233 | bill.donofrio@greif.com

About Molpus
With a legacy dating back to 1905, Molpus Woodlands Group (Molpus) has established itself as a leading timberland investment management organization (TIMO) in the United States, and we are one of the oldest timber-related companies in the U.S. An SEC registered investment adviser, we acquire and manage sustainable timberland as an investment vehicle for pension funds, college endowments, foundations, insurance companies, and high-net-worth individual investors. Molpus currently manages over 1.7 million acres of timberland investments in 15 states. We are an independent company fully focused on North American timberland.

For more information, visit molpus.com. Nothing herein constitutes an offer to sell or a solicitation of an offer to subscribe for or buy any security with respect to any fund. In considering the performance of investments referred to in these materials, prospective timberland investors should keep in mind that prior performance of Molpus investments is not indicative of future results, and there can be no assurance that Molpus will achieve comparable results in the future.

Press Contact
Michael R. Cooper
Executive Vice President – Client Relations and Business Development
Molpus Woodlands Group
(601) 948-8733